EXHIBIT 99.1

Whole Foods Market Announces New $1 Billion Share Repurchase Program, Dividend Increase and New Capital Structure Plan

Company Announces $500 Million Credit Facility and Intent to Take on Incremental Debt

AUSTIN, Texas, Nov. 4, 2015 (GLOBE NEWSWIRE) -- Whole Foods Market (NASDAQ:WFM) today announced a new capital allocation strategy that reflects confidence in the Company's future growth and cash flow generation, while expanding its commitment to return capital to shareholders.

As part of this strategy, the Company's Board of Directors has authorized a new $1 billion share repurchase program, bringing the Company's total share repurchase authorization to $1.3 billion. In addition, the Board declared a 4% increase in the quarterly dividend to $0.135 per share from $0.13 per share, the Company's fifth consecutive dividend increase since reinstating the dividend in 2011. The next dividend is payable on January 26, 2016 to shareholders of record as of January 15, 2016. Since 2011, the Company has returned approximately $2.4 billion to shareholders through dividends and share repurchases.

As part of its capital structure strategy, the Company recently entered into a $500 million five-year revolving credit facility. In addition, prior to the end of the first quarter, the Company intends to incur additional long-term debt of up to $1 billion. The amount and composition of this debt will depend on market conditions and capital allocation considerations at the time the debt is incurred. The Company may also incur additional short-term debt of up to $350 million, which would be repaid with proceeds from the long-term debt. Proceeds from any debt incurred would be used for general corporate purposes, including the repurchase of stock. The Company's intent is to spend the majority of the $1 billion buyback authorization in the first half of the fiscal year and expects the combined effects of the additional indebtedness and future share repurchases to be accretive to earnings per share in fiscal year 2016.

"We believe this capital allocation strategy positions us to take advantage of attractive conditions in the debt markets and lower our overall cost of capital, while preserving ample financial flexibility for future growth initiatives," said Glenda Flanagan, executive vice president and chief financial officer of Whole Foods Market. "We are confident in our long-term growth strategy and continued ability to generate strong cash flow, and are pleased to be able to augment the strategic investments in our business with increased returns to shareholders through this capital allocation strategy."

Under the share repurchase program, purchases can be made from time to time using a variety of methods, which may include open market purchases.  The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. Purchases may be made through a Rule 10b5-1 plan pursuant to pre-determined metrics set forth in such plan. The Board's authorization of the share repurchase program does not obligate the Company to acquire any particular amount of common stock, and the program may be suspended or discontinued at any time.

About Whole Foods Market

Founded in 1978 in Austin, Texas, Whole Foods Market is the leading natural and organic foods supermarket, the first national "Certified Organic" grocer, and uniquely positioned as America's Healthiest Grocery Store™. In fiscal year 2015, the Company had sales of approximately $15 billion and currently has 433 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 91,000 team members and has been ranked for 18 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

Disclaimer on Forward-looking Statements

Certain statements in this press release and from time to time in other filings with the Securities and Exchange Commission, news releases, reports, and other written and oral communications made by us and our representatives, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as "anticipate," "believe," "estimate," "expect," "continue," "could," "can," "may," "will," "likely," "depend," "should," "would," "plan," "predict," "target," and similar expressions, and include references to assumptions and relate to our future prospects, developments and business strategies. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are based on the Company's current assumptions and involve risks and uncertainties that may cause our actual results to be materially different from such forward-looking statements and could materially adversely affect our business, financial condition, operating results and cash flows. These forward-looking statements may include comments relating to, among other things, future earnings per share and the Company's intention to obtain additional debt in the near term and to make planned share repurchases, some of which are subject to risks and uncertainties relating to general business conditions, conditions in the credit and capital markets, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other factors which are often beyond the control of the Company, as well other risks listed in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2014 and Quarterly Report on Form 10-Q for the third quarter ended July 5, 2015, and other risks and uncertainties not presently known to us or that we currently deem immaterial.

We wish to caution you that you should not place undue reliance on such forward-looking statements, which speak only as of the date on which they were made. We do not undertake any obligation to update forward-looking statements.

CONTACT: Investor Relations Contact:
         Cindy McCann
         VP of Investor Relations
         512.542.0204